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                            FORM OF RULE 10B5-1 PLAN

                               UBS SECURITIES LLC
                           RULE 10B5-1 SALES AGREEMENT

          This Agreement dated December 14, 2006 (the "Agreement") is entered into between ("Client") and UBS Securities LLC. ("UBS"), acting as agent, for the purpose of implementing the Client's trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          Client and UBS agree as follows:

     1. Specific Plan of Sales. UBS agrees to effect sales of shares of common stock (the "Common Stock") of Aspen Technology Inc. ("Issuer") on behalf of Client beginning on the first trading day of the Calendar month, starting March 1, 2007, at a price and an amount as described in the attachment to the trading plan. The foregoing shall be deemed the "Sales Plan." The Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

     2. Client's Representations and Warranties. Client represents and warrants that:

          (a) The Sales Plan was duly authorized by Client and adopted by Client on December 14, 2006 (the "Plan Date");

          (b) As of the Plan Date, the Client was not aware of any material nonpublic information concerning Issuer or any securities of Issuer;

          (c) Client is entering into this Agreement in good faith and not as part of a plan or scheme to evade compliance with Rule 10b5-1;

          (d) Client is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent UBS from conducting sales of Common Stock in accordance with this Agreement;

          (e) Client is permitted to sell the Common Stock under this Agreement in accordance with the Issuer's insider trading policies and the terms of this Plan have been reviewed by the Issuer's counsel;

          (f) Client acquired and made full payment for the Common Stock the subject of the Sales Plan at least one year prior to the date hereof; the Common Stock to be sold under the Sales Plan is owned free and clear by Client and is not subject to any liens, security interests or other encumbrances or limitations on dispositions other than the requirements of Rule 144;

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          (g) the sales provided for in this Sales Plan do not exceed the applicable volume limitations under Rule 144 assuming the Client's Sales are the only sales subject to such limitation; and

          (h) Client has had an opportunity to consult with Client's own advisors as to the legal (including this Agreement's compliance with Rule 10b5-1), tax, business, financial, accounting and related aspects of the Sales Plan, and has not relied upon UBS or any person affiliated with UBS in connection with Client's adoption or implementation of the Sales Plan.

     3. Agreements by Client.

          (a) Delivery of Common Shares. Client agrees to deliver or cause to be delivered to UBS or to an account designated by UBS the shares of Common Stock that are the subject of this Agreement and, before settlement of any trade effected hereunder, to cause removal of any restrictive or other legend or other encumbrance, lien, or contractual or legal restriction or limitation that would prevent or impede UBS from selling the Common Stock. Client acknowledges and agrees that UBS shall not be obligated to pay Client for any Common Stock sold under this Agreement unless and until Client has delivered to UBS the Common Stock in freely transferable form.

          (b) Notice to UBS; Suspension. If at any time during the term of this Sales Plan, a legal, contractual or regulatory restriction applicable to the Seller or the Seller's affiliates, including without limitation, a stock offering requiring an affiliate lock-up, would prohibit any sale pursuant to the Sales Plan (other than any such restriction relating to the Seller's possession or alleged possession of material nonpublic information about the Company or its securities), the Seller agrees to give Broker notice of such restriction by telephone as soon as practicable. It shall indicate the nature and anticipated duration of the trading restriction (the "Suspension Period"), but shall not include any other information or otherwise communicate any material nonpublic information about the Company or its securities to Broker. In addition, if, at any time during the term of this Sales Plan, a regulatory restriction applicable to the Company, such as a trading halt, would prohibit any sale pursuant to the Sales Plan, the Company and Seller, upon becoming aware of such restriction, shall notify the Broker of such restriction by telephone as soon as practicable. This Sales Plan shall be suspended for the term of the Suspension Period and until Broker receives written notice from the Company and Seller that sales may recommence under the Sales Plan.

          (c) Certain Required Exchange Act Filings. Client agrees to make all filings required under Rule 144 under the Securities Act of 1933 ("Securities Act") and Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner. Client shall cause to be made, with the assistance of UBS a Form 144 filing on the day the first sale is effected pursuant to the Sales Plan, and that such Form 144 shall specify that the sales are being effected in accordance with the Sales Plan intended to comply with Rule 10b5-1. Client shall cause to be made, with the assistance of UBS, one Form 144 filing at the commencement of each three-month period after the date of the first filing.

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          (d) No Influence. Client acknowledges and agrees that Client does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Common Stock pursuant to this Agreement and the Sales Plan.

          (e) Discretion. Client acknowledges and agrees that UBS and its affiliates and any of their respective officers, employees or other representatives may exercise discretionary authority or discretionary control, if any, pursuant to the Sales Plan under this Agreement; provided, however, that UBS will act in the best interests of the Client in exercising such discretionary authority or discretionary control and will not exercise any discretionary authority or discretionary control if, at the time of such exercise, any of its or its affiliates' employees who is involved, directly or indirectly, in the execution of this Agreement possesses material nonpublic information regarding the Issuer or the Common Stock.

          (f) No Hedging Transactions. Client agrees during the term of this Agreement not to enter into or alter any corresponding or hedging transaction or position.

     4. Agreements by UBS.

          (a) Change in Common Stock. The term "Common Stock" as used in this Agreement shall include any class or series of common stock of Issuer into which the Common Stock shall be converted whether pursuant to a reclassification, reorganization, reincorporation or similar event. The number of shares of Common Stock, minimum sale price and other factors shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Common Stock or any change in capitalization with respect to Issuer that occurs while this Agreement is in effect.

          (b) Relief from Obligation to Effect Sales. UBS shall be relieved of its obligation to sell Common Stock hereunder at any time when:

               (i) UBS, in its sole discretion, has determined that (A) a market disruption, internal UBS systems disruption, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity has occurred, or (B) it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Client or Client's affiliates;

               (ii) UBS has received notice from Client to suspend or terminate this Agreement pursuant to paragraph 3; or

               (iii) UBS has received notice from or on behalf of Client to terminate this Agreement or UBS otherwise has the right to terminate this Agreement.

          (c) Sales Information. UBS shall inform Client of all trades made on behalf of Client executed under the Sales Plan.

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     5. Inability to Effect Sales. Client understands that UBS may not be able to effect a sale due to a market disruption or a legal, regulatory or contractual restriction applicable to UBS or any other event or circumstance (a "Blackout"). Client also understands that even in the absence of a Blackout, UBS may be unable to effect sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Common Stock to reach and sustain a limit order price, or other market factors then in effect. Client further acknowledges and agrees that if UBS cannot effect a sale for reasons outlined in this paragraph, UBS shall effect such sale as promptly as practical after the cessation or termination of such cause, subject to the restrictions in this Agreement.

     UBS agrees that if Issuer enters into a transaction that results, in Issuer's good faith determination, in the imposition of trading restrictions on the Client that would prevent UBS from effecting sales for Client's account under this Sales Plan ("Issuer Restriction"), and if Client shall provide UBS at least three (3) days' prior written notice signed by Client and confirmed by telephone of such Issuer Restriction (such notice merely stating that there is a restriction applicable to Client without specifying the reasons for the restriction) then UBS will cease effecting sales under this Sales Plan until notified in writing by Client that such restrictions have terminated. UBS shall resume effecting sales in accordance with the Sales Plan as soon as practicable after the cessation or termination of a Blackout or Issuer Restriction.

     6. Compliance with Rule 144. UBS agrees to conduct all sales in accordance with the manner of sale requirement of Rule 144 under the Securities Act, and in no event shall UBS effect any sale if such sale would exceed the then applicable volume limitation under Rule 144, assuming UBS' sales under this Agreement are the only sales subject to that limitation. Client agrees not to take, and agrees to cause any person or entity with which it would be required to aggregate sales of Common Stock pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the sales not to comply with Rule 144.

     7. Effectiveness and Termination. This Agreement will become effective on December 14, 2006 and terminate on the earliest to occur of the following:

          (a) on August 27, 2007 (180 days from March 1, 2007);

          (b) upon the completion of all sales under the Sales Plan;

          (c) promptly after the date on which UBS receives notice from Client of the termination of this Agreement;

          (d) the public announcement by any person of a merger, recapitalization, acquisition, tender or exchange offer or other business combination or reorganization resulting in the exchange or conversion of the shares of Common Stock of the Issuer into shares of a company other than the Issuer; or

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          (e) upon the determination by UBS, or promptly after the determination by Client and notice to UBS (either of which determinations must be reasonable), that this Agreement does not comply with Rule 10b5-1.

          (f) Limitation of Liability. Notwithstanding any other provision hereof, UBS shall not be liable to Client for, and Client shall not be liable to UBS, for (i) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or (ii) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God".

          Notwithstanding any other provision hereof, UBS shall not be liable to Client for (i) the exercise of discretionary authority or discretionary control under this Agreement, if any, or (ii) any failure to effect a sale in accordance with this Agreement, except for failures to effect sales as a result of the gross negligence or willful misconduct of UBS.

     8. Fees/Commissions. Client shall pay UBS $ per share of the Common Stock sold.

     9. Notices.

          (a) All notices to UBS under this Agreement shall be provided to by certified mail or facsimile to UBS Securities LLC, 677 Washington Blvd., Stamford, CT 06901, Attn: Dan Covatta, fax no. (203) 719-7031, with a copy to UBS Securities LLC, 677 Washington Blvd., Stamford, CT 06901, Attn: Legal and Compliance Dept., fax no. (203) 719-0680.

          (b) All notices to Client under this Agreement shall be given by certified mail or facsimile to

          c/o Advent International Corporation
          Jarlyth H. Gibson
          75 State Street, 29th Floor
          Boston, MA 02109
          fax no. 617-345-5494.

     10. Assignment. Client's rights and obligations under this Agreement may not be assigned or delegated without the written permission of UBS.

     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

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     12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to this Agreement and supercedes any prior agreements or understandings with regard to this Agreement.

     13. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date first written above.

By: Advent International Limited
    Partnership, General Partner

By: Advent International Corporation,
    General Partner


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Name: David M. McKenna
Title: Vice President


UBS SECURITIES LLC


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